Exhibit 10

December 3, 2001

James L. Gertie
2 Alonesos Way
Andover, Massachusetts 01810

Dear Jim:

1. Annualized Salary:	$350,000

2. Performance Bonus (for 2002):	$350,000, based on your performance and overall Provident performance, payable February 2003.

3. Stock Options:	100,000 Provident Financial Group (PFGI) options under the 1997 Employee Stock Option Plan, with 5-year vesting schedule, 10-year term. Immediate vesting in the event of a change in control of PFGI (the dissolution or liquidation of PFGI or any merger, other than a merger for the purpose of the redomestication of PFGI not involving a change in control, consolidation, exchange or other transaction in which PFGI is not the surviving corporation or in which the outstanding shares of PFGI are converted into cash, other securities or other property).

4. Signing Bonus:	$250,000, to vest in equal annual installments on the first three start date anniversaries. The signing bonus will vest immediately in the event of a change in control of PFGI (as defined above). All unvested amounts shall be immediately repaid to the Provident by you in the event of the termination of the your employment for any reason other than a termination without cause by Provident, or your death or permanent total disability as determined pursuant to the Provident’s Long Term Disability Plan.

5. Title:	Executive Vice President, Chief Credit and Risk Officer.

6. Change in Control:	If any change in control (as defined above) occurs during the 3-year period following your start date, your base salary and performance bonus is guaranteed for the greater of (i) the remainder of such 3-year period or (ii) twelve months following the effective date of change in control. In the event of a change in control following the third anniversary of the start date, your base salary and performance bonus is guaranteed for a twelve-month period following the effective date of change in control.

7. Relocation:	Coverage as detailed in the enclosed comprehensive policy.

8. Benefits:	All rights and privileges as provided to all Bank employees generally (feel free to contact Debbie Strawser, Senior Vice President, Human Resources at (513) 763-4083.

9. Deferred Compensation Plan:	Eligible January 1, 2002.

10. Vacation:	Four weeks.

11. Drug Test & Bondability:	Offer contingent upon passing the drug exam and bondability.

Jim, I look forward to your joining us on Monday, December 10, 2001. If you agree with the terms of this offer, please sign below and return a copy to me.

Sincerely,

/s/Robert L. Hoverson

Robert L. Hoverson
President & Chief Executive Officer

Agreed and accepted:

/s/James L. Gertie

James L. Gertie

Date: 12/10/01